Exhibit 21.1

Subsidiaries of Aurous Resources

The following list of subsidiaries applies after completion of the Business Combination:

Legal Name	Jurisdiction of Incorporation
RRAC Merger Sub	Cayman Islands
Blyvoor Gold Resources (Pty) Ltd	South Africa
Blyvoor Gold Operations (Pty) Ltd	South Africa
Blyvoor Gold Capital (Pty) Ltd	South Africa
Blyvoor Gold Services (Pty) Ltd	South Africa
Blyvoor Gold Underground Operations (Pty) Ltd	South Africa
K2021502302 (Pty) Ltd	South Africa
K2021502324 (Pty) Ltd	South Africa
K2021402337 (Pty) Ltd	South Africa